As filed with the Securities and Exchange Commission on September 8, 2015

Registration No. _________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0467835
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5320 Legacy Drive, Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

STANDALONE RESTRICTED SHARE NEW HIRE INDUCEMENT AWARD FOR DENBURY RESOURCES INC.
(Full title of the plan)

Mark C. Allen
Sr. Vice President and Chief Financial Officer
Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024
(972) 673-2000
(Name, address and telephone number,
including area code, of agent for service)
Copy to: Donald Brodsky Baker & Hostetler LLP 811 Main Street, Suite 1100 Houston, Texas 77002 (713) 751-1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)(4)	Proposed Maximum Aggregate Offering Price (3)(4)	Amount of Registration Fee
Common Stock $.001 Par Value	300,000	$3.62	$1,086,000	$126.19

(1)
The securities to be registered are 300,000 shares of Common Stock potentially issuable upon the vesting of a Standalone Restricted Share New Hire Inducement Award granted to Christian S. Kendall on September 8, 2015 (the “Award”).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is deemed to include additional shares of Common Stock that may be issued pursuant to the terms of the Award to prevent dilution resulting from any future stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee.

(4)
Calculated pursuant to Rule 457(c) and (h)(1) under the Securities Act. Accordingly, the price per share of Common Stock offered hereunder is the price per share of $3.62, which is the average of the highest and lowest selling price per share of Common Stock by the New York Stock Exchange on September 4, 2015.

Denbury Resources Inc.

Denbury Resources Inc.

EXPLANATORY NOTE

By this Registration Statement, Denbury Resources Inc. (the “Registrant” or the “Company” or “we” or “our” or “us”) is registering 300,000 shares of Common Stock potentially issuable under the Standalone Restricted Share New Hire Inducement Award granted to Christian S. Kendall on September 8, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information specified in Item 1 and Item 2 of this Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement and will be sent or given to the participant(s) in accordance with Rule 428 under the Securities Act and the Explanatory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Any reports filed by us with the Securities and Exchange Commission (the “SEC”) after the date of this Registration Statement and before the date that the offering of the securities by means of this Registration Statement is terminated will automatically update and, where applicable, supersede any information contained in or incorporated by reference in this Registration Statement. We incorporate by reference (excluding any information furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K) the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing such documents:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed on May 6, 2015 and August 6, 2015, respectively;

3.
Our Current Reports on Forms 8-K (excluding any information furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K) filed on: January 15, 2015; January 29, 2015; March 26, 2015; April 28, 2015; May 22, 2015; and July 28, 2015; and

4.
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on April 25, 1997, as amended by the Company’s Registration Statement on Form 8-A/A filed on April 21, 1999.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock covered by this Registration Statement has been passed upon by James S. Matthews, Senior Vice President, General Counsel and Secretary of the Company. As of the date of this Registration Statement, Mr. Matthews beneficially owns (i) 117,707 shares of Common Stock of the Company (including 77,014 restricted shares subject to forfeiture provisions) and (ii) 13,739 stock appreciation rights exercisable on March 31, 2016 at an exercise price of $16.77.

Denbury Resources Inc.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), empowers us under specified circumstances to indemnify our directors, officers, employees and agents in connection with actions, suits or proceedings brought against them or threatened by reason of the fact that they were our directors, officers, employees or agents, so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of our Company, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of our Company, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to us, unless a court determines that indemnification is appropriate.

Article IX of our Second Restated Certificate of Incorporation (the “Certificate of Incorporation”) requires indemnification of directors, officers and other employees to the fullest extent permitted by Section 145 of the DGCL. Furthermore, Article IX explicitly provides that:

•	we may advance expenses, including reasonable attorneys’ fees, to individuals entitled to indemnification;

•	we may not take any action to diminish or reduce the rights of individuals entitled to indemnification after the occurrence of the events to which the indemnification relates; and

•
any person entitled to indemnification by us may bring suit against us if we do not pay them within 30 days after receiving a written demand for indemnification and, if successful, such person may recover their expenses for such suit, including attorneys’ fees, from us. In the suit, we will have the burden of proving any defense that the person is not eligible for indemnification under the DGCL.

Additionally, we maintain directors and officers insurance which includes coverage for liability under the federal securities laws.

Article X of our Certificate of Incorporation limits the personal liability of a director to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that a director’s liability may not be limited (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Denbury Resources Inc.

Item 8. Exhibits.

(a)	Exhibits.

The following documents are included as a part of this Registration Statement.

Exhibit No.	Document Description
4.1
Second Restated Certificate of Incorporation of Denbury Resources Inc. filed with the Delaware Secretary of State on October 30, 2014 (incorporated by reference to Exhibit 3(a) of Form 10-Q filed by the Company on November 7, 2014, File No. 001-12935).

4.2
Second Amended and Restated Bylaws of Denbury Resources Inc. as of November 4, 2014 (incorporated by reference to Exhibit 3(b) of Form 10-Q filed by the Company on November 7, 2014, File No. 001-12935).

5.1*	Opinion of James S. Matthews, Senior Vice President, General Counsel and Secretary of Denbury Resources Inc.
10.1*	Standalone Restricted Share New Hire Inducement Award by and between Christian S. Kendall and the Company, dated as of September 8, 2015.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of DeGolyer and MacNaughton.
23.3*	Consent of James S. Matthews (included in Opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on signature page).

*    Included herewith.

Item 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

Denbury Resources Inc.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Denbury Resources Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, Texas, on September 8, 2015.

Denbury Resources Inc.

/s/ Mark C. Allen
Mark C. Allen Sr. Vice President and Chief Financial Officer

/s/ Alan Rhoades
Alan Rhoades Vice President and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Phil Rykhoek, Mark C. Allen and Alan Rhoades, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

September 8, 2015	/s/ Phil Rykhoek
Phil Rykhoek Director, President and Chief Executive Officer (Principal Executive Officer)

September 8, 2015	/s/ Mark C. Allen
Mark C. Allen Sr. Vice President and Chief Financial Officer (Principal Financial Officer)

September 8, 2015	/s/ Alan Rhoades
Alan Rhoades Vice President and Chief Accounting Officer (Principal Accounting Officer)

September 8, 2015	/s/ Wieland F. Wettstein
Wieland F. Wettstein Chairman of the Board

Denbury Resources Inc.

September 8, 2015	/s/ Michael B. Decker
Michael B. Decker Director

September 8, 2015	/s/ John P. Dielwart
John P. Dielwart Director

September 8, 2015	/s/ Gregory L. McMichael
Gregory L. McMichael Director

September 8, 2015	/s/ Kevin O. Meyers
Kevin O. Meyers Director

September 8, 2015	/s/ Randy Stein
Randy Stein Director

September 8, 2015	/s/ Laura A. Sugg
Laura A. Sugg Director

Denbury Resources Inc.

INDEX TO EXHIBITS

Exhibit No.	Document Description
5.1	Opinion of James S. Matthews, Senior Vice President, General Counsel and Secretary of Denbury Resources Inc.
10.1	Standalone Restricted Share New Hire Inducement Award by and between Christian S. Kendall and the Company, dated as of September 8, 2015.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of DeGolyer and MacNaughton.